EXHIBIT 99.1

Financial Summary

For the Year	2009	2008

Net interest income	$16,538,000	$17,740,000
Provision for loan losses	2,725,000	5,080,000
Non-interest income	7,172,000	6,363,000
Non-interest expense	18,970,000	18,970,000
Net income	1,936,000	813,000

Per Share

Basic earnings	$0.84	$0.36
Diluted earnings	0.84	0.36
Cash dividends declared	0.20	0.80

At Year End

Assets	$462,409,000	$474,996,000
Gross loans	333,079,000	335,310,000
Allowance for loan loss	6,075,000	7,104,000
Deposits	380,905,000	394,043,000
Other borrowings	10,832,000	12,492,000
Shareholders' equity	45,734,000	44,416,000

Ratios

Return on average assets	0.41%	0.17%
Return on average equity	4.29%	1.77%
Total risk-based capital ratio	11.91%	10.98%
ALLL as percentage of loans	1.82%	2.12%

Southern Michigan Bancorp, Inc. is a bank holding company. The Company's wholly-owned subsidiary, Southern Michigan Bank & Trust (SMB&T) offers individuals, businesses, institutions and governmental agencies a full range of commercial banking services primarily in the southern Michigan communities in which they are located and in areas immediately surrounding these communities.

Southern Michigan Bancorp, Inc. Annual Report   1

To Our Shareholders

          Last year at this time, our country was in the midst of a severe economic crisis, the likes of which we had not witnessed for at least several decades. The financial services industry was in an equally fragile state as we confronted the effects of rising unemployment, escalating defaults on loan obligations, government bailouts and an uncertain future.

          Notwithstanding the particular challenges for restoring Michigan's economic vitality, our nation's overall economic conditions appear to be stabilizing. The financial services industry, slowly and deliberately, is adjusting to the new realities of the distressed balance sheets of commercial borrowers, punitive and costly new regulatory burdens and more restrictive credit and capital markets.

Southern's 2009 financial results

          Southern's board and management team established a strategic approach last year that focused on improving operational efficiencies, reducing expenses and identifying selective revenue opportunities. Their efforts and diligence resulted in Southern earning $1,936,000, or $.84 per share for 2009. Our 2009 earnings more than doubled 2008 results of $813,000, or $.36 per share. Net income for the fourth quarter of 2009 totaled $685,000, or $.29 per share, compared with a net loss of $758,000, or $.33 per share for the same period in 2008. Southern's net interest margin, at 4.14 percent for 2009, was exceptional when compared with its peers.

          Our successes throughout 2009 were the result of carefully identified and implemented strategies that encompassed:
•	a fully phased-in integration of our FNB affiliate bank that eliminated approximately $500,000 of redundant expenses;
•	continuation of wage and benefits freezes resulting in a reduction of $780,000, or 7.4 percent, in salaries and benefits costs;
•	elimination of $14.2 million of high cost, non-core deposits that enabled Southern to maintain its traditionally strong net interest margin; and
•

working with business and individual borrowers to mitigate potential problems, resulting in a reduction of non-performing loans to $7.6 million, or 2.28 percent of loans at year-end 2009, compared with $9.2 million, or 2.73 percent of loans at year-end 2008.

          Southern's expense control initiatives offset higher costs associated with managing non-performing assets. Our financial performance throughout 2009 was all the more noteworthy given that FDIC deposit insurance premiums increased $676,000 to $855,000, an increase of 378 percent over 2008 premium costs of $179,000. Banks categorized as "well capitalized", such as Southern, experienced dramatic increases in deposit insurance assessments. In addition, the FDIC required a three year prepayment by Southern of deposit insurance premiums at year end of $2.4 million to cover the costs of bank failures.

          Overall asset quality continued to improve throughout 2009. Non-performing loans declined by 17 percent, or $1.6 million, to $7.6 million as of year-end 2009. We added $2,725,000 to the provision for loan losses during the year resulting in a year-end allowance of $6,075,000, or 1.82 percent of loans. Southern's allowance at year-end 2008 was $7,104,000, or 2.12 percent of loans. The reduction was attributable to declines in non-performing loans and to improvements in overall credit quality that enabled decreases in specific reserves.

2  Southern Michigan Bancorp, Inc. Annual Report

          Consolidated assets as of December 31, 2009 were $462 million compared with $475 million at year-end 2008. For 2009, the return on average assets was .41 percent while return on average equity was 4.29 percent, both of which substantially exceeded last year's totals of .17 percent and 1.77 percent, respectively. Equally important, Southern's Tier 1 Capital Ratio of 10.65 percent and Total Risk-Based Capital Ratio of 11.91 percent at December 31, 2009 far exceeded the minimum thresholds to be categorized as "well-capitalized" under applicable regulations.

          Where we go from here

          The volatility and uncertainty of our economy does not afford us the luxury of planning too far into the future. However, Southern's management team and directors are preparing for the potential impact of inordinately higher federal budget deficits, minimal near-term job growth, changes in banking competition and greater regulatory costs and oversight. Our efforts throughout 2010 will emphasize:

Pictures of: Marshall Branch Marshall, Michigan Coldwater Main Office Coldwater, Michigan Three Rivers Main Office Three Rivers, Michigan

•	exploring options to further control expenses and to maximize operational efficiencies;
•	leveraging our personalized service capabilities with development of value-added products to meet the financial service needs of underserved individual and business clients; and
•	evaluating strategic expansion opportunities that are likely to emerge with additional bank failures and forced consolidations.

          Our 2009 Annual Report spotlights Southern's banking relationships with three different clients. Radiology Consultants, PLC is one of our newest banking clients and wanted to refinance their commercial real estate debt which led to additional bank services as well. Crossroads Veterinary Clinic and Dr. Sands have been a part of the Southern banking family for three decades. This relationship is testimony to the importance of trust in the banker-client partnership. Hoffman Ag Service and Duane Hoffman required a bank which understood his business needs and its future; Southern's personalized approach to service delivery was what he was looking for. I invite you to read about how they built their successful businesses and the role Southern played in partnering with them.

          I continue to value your confidence, especially during these challenging and unsettling times.

Sincerely,

John H. Castle,
Chairman and Chief Executive Officer

Southern Michigan Bancorp, Inc. Annual Report   3

"They gave us better rates, a better plan and have been easier to work with. The numbers were there, and this move saved a significant amount of money. Switching was not a hard choice to make."
-Rocky Baxter office manager, Radiology Consultants, PLC

When Radiology Consultants, PLC wanted to refinance the mortgage on their Battle Creek medical building, they didn't look beyond their own back yard - literally.
          That's where they discovered a branch of Southern Michigan Bank & Trust adjacent to their growing medical practice. The group of seven radiologists and eleven staff members provide a wide variety of radiology services, including CT scans, general diagnostic X-rays, ultrasounds, mammograms, MRIs and related services in partnership with two area hospitals.
          When the group wanted to refinance their medical building, their longtime bank was unable to come up with a suitable program.
          "But Southern did," said Rocky Baxter, business manager of Radiology Consultants. "They gave us better rates, a better plan and have been easier to work with. The numbers were there, and this move saved a significant amount of money. Switching was not a hard choice to make."
          Since Radiology Consultants moved their bank relationship in July 2009, Southern has handled all of their business accounts, as well as commercial loans and a new health savings account program. Baxter thinks the practice may be a little high maintenance, but Vice President and Commercial Lender Deb Davis and her team at Southern disagree.
          "This is a good situation for both of us; a win-win for the bank and the customer," said Deb. "We are able to offer competitive terms and make decisions efficiently, in a manner that bigger banks just cannot." She continued, "We are a Michigan bank. Businesses like this are our bread and butter, and we work hard to treat them right."
          Baxter agrees, saying that someone from the practice is at Southern every day, and that Deb and her team have been "...hands down very responsive." Whether right next door like Radiology Consultants or across town, customers find they have a good neighbor in Southern Michigan Bank & Trust.

Pictures of:

Radiology Consultants, PLC

Opposite page:
Deb Davis, vice president/
commercial lender, meets
with (from left) Dr. Steven
Yuill, Dr. James Timmons,
Dr. Robert Zick, and Dr.
William Coughlin at
Radiology Consultants, PLC.

Southern Michigan Bancorp, Inc. Annual Report   5

"Hometown community banks are very important. They understand their customers. They understand the business of their customers, and they become friends of yours."
-William C. Sands, DVM owner, Crossroads Veterinary Clinic

When Dr. William Sands built his first veterinary clinic in Three Rivers more than 30 years ago, his father bought him the land and a local community bank financed the building.
          Three years ago, when he and his team - two other veterinarians and 10 employees - realized they had outgrown the original clinic, they again wanted to work with their local community bank, Southern Michigan Bank & Trust.
          The new Crossroads Veterinary Clinic, which opened its doors in September 2007, is nearly four times the square footage of that original clinic and boasts five exam rooms, an in-house lab and pharmacy area, two surgical suites with a large treatment area, large recovery facility, spacious waiting area and a "comfort room" where clients can sit with pets before they are put to sleep.
          Sands is delighted with the new space - and working with Southern to make it reality.
          "Everyone was helpful in getting us going," he recalled. "They understood where I was coming from, what I was doing, and the loan process was easy."
          That's just what Robert Hungerford, vice president at Southern likes to hear. He notes that Dr. Sands had a dream and Southern was proud to help turn it into a reality.
          "Bill had a vision to have a new and updated facility in order to better serve clients in the Three Rivers area," Hungerford explained. "He looked to us to put it together for him. With that in mind, we got to work. Today, he and his staff enjoy a first-rate facility that provides high quality veterinary care to area families."
          Sands also relies on Southern for a revolving line of credit, cash management services and checking and savings accounts. He appreciates the ease of online banking, saying that he is "constantly" online transferring money, paying bills, or otherwise managing business accounts.
          "Hometown community banks are very important," he said. "They understand their customers. They understand the business of their customers, and they become friends of yours. They are people you know and they know you - and they know they can trust you and you can trust them. That relationship is critical."

Pictures of:

Crossroads Veterinary Clinic

Opposite page:
Robert Hungerford, vice
president / commercial
lender and Sally Cotton,
first vice president / senior
branch administration officer
meet with Dr. Sands
(center) at Crossroads
Veterinary Clinic.

Southern Michigan Bancorp, Inc. Annual Report   7

"Agriculture is cyclical...Farmers make a big investment in the spring, but don't get paid until fall, so there's a lot riding on the table and a lot at risk.  Being able to work with someone like Doug who has that background makes it much easier."

-Duane Hoffman vice president, Hoffman Ag Service, Ltd.

Hoffman Ag Service, Ltd. supplies are farmers with seed, fertilizer and chemicals and operates an elevator, providing a market for delivery and sale of grain for local producers.
          A third-generation agribusinessman, Duane Hoffman knows that agriculture is fundamentally different than most businesses. Banks know it, too.
          That's why when it came time for Hoffman Ag Service to invest in a new seed warehouse, they turned to Southern Michigan Bank & Trust and Doug Kiessling, vice president and a farmer himself.
          "Agriculture is cyclical," noted Hoffman, who began his banking relationship with Southern in 2008. "Farmers make a big investment in the spring, but don't get paid until fall, so there is a lot riding on the table and a lot at risk. Being able to work with someone like Doug who has that background makes it so much easier."
          The result has been a new, 9,000-square foot seed warehouse that allows the company to add new capabilities and services for customers, including seed treatment areas. The new facility, which opened last year, features five bulk bins where the company can store different varieties of bulk seed.
          "It was a pretty big capital investment for us," Hoffman said. "It's our second spring and we love it."
          And Kiessling certainly understands how he feels. A self-proclaimed farm boy at heart, he is pleased to be involved in agriculture through the lending side. He has known Duane and his father, Vaughn, all his life and, as a farmer, brings a thorough understanding of the industry to the table.
          "Agricultural lending has been a very important part of Southern's loan portfolio for years," Kiessling said. "We have provided credit to local agribusinesses and farmers for over a century, even when many commercial banks would not."
          Kiessling noted, "at Southern we have experts who understand how it's done. We are proud to be an integral part of agriculture in Southwest Michigan."

Pictures of:

Hoffman Ag Service, Ltd.

Opposite page:
Doug Kiessling, vice
president / commercial
lender (on right) meets with
Duane Hoffman and tours
the facilities at Hoffman Ag
Service with Duane and his
father, Vaughn Hoffman.

8  Southern Michigan Bancorp, Inc. Annual Report

Southern Michigan Bancorp, Inc. Board of Directors

Pictures of: Cassopolis Branch Cassopolis, Michigan Battle Creek Branch Battle Creek, Michigan

Marcia S. Albright
Cequent Electrical Products, Inc.

Dean Calhoun
Coldwater Veneer, Inc.

John S. Carton
Retired Business Executive

John H. Castle
Chairman & CEO of SMB, Inc. and SMB&T

H. Kenneth Cole
Hillsdale College

Robert L. Hance
Midwest Energy

Gary H. Hart
Infinisource, Inc.

Nolan E. (Rick) Hooker
Hooker Oil / Best American Car Washes

Gregory J. Hull
Farmer

Thomas E. Kolassa
HUB International, Inc.

Donald J. Labrecque
Labrecque Management

Brian P. McConnell
Burr Oak Tool, Inc.

Thomas D. Meyer
Meyer Ventures, LLC

Kurt G. Miller
President of SMB, Inc. and SMB&T

Freeman E. Riddle
Spoor-Parlin, Inc.

Executive Officers of Southern Michigan Bancorp, Inc.	Executive Officers of Southern Michigan Bank & Trust

John H. Castle Chairman & Chief Executive Officer Kurt G. Miller President Danice L. Chartrand Senior Vice President / Chief Financial Officer	John H. Castle Chairman & Chief Executive Officer Kurt G. Miller President Danice L. Chartrand Senior Vice President / Chief Financial Officer

10  Southern Michigan Bancorp, Inc. Annual Report

Officers of Southern Michigan Bank & Trust

COMMERCIAL LOANS

David Clow
Senior Vice President /
Head of Commercial Lending

Eric Anglin
Vice President

Ric Baker
Vice President

Deborah Davis
Vice President

Nick Grabowski
Vice President

Sarah Headley
Vice President

Robert Hungerford
Vice President

Doug Kiessling
Vice President

Joan Trenary
Vice President

Tom Swoish
Vice President

Jason Williams
Vice President

Cindy Woolner
Assistant Vice President /
Special Assets Manager

Marcia McClellan
Administration Officer

RESIDENTIAL & CONSUMER LOANS

Jamie Smoker
Senior Vice President /
Head of Residential
& Consumer Lending

Rick Feller
Vice President

Phyllis Wingate
Vice President / Head of Retail
Loan Operations

DeAnne Hawley
Assistant Vice President /
Retail Loan Officer

Shari Kline
Assistant Vice President /
Retail Loan Officer

Diane Krimmel
Retail Loan Officer

Judie Ratering
Mortgage Officer

Desiree Kauffman
Mortgage Originator*

Connie Swain
Collections Manager*

Debbie Leer
Collections Officer

LOAN REVIEW

Trisha Pawloski
Assistant Vice President/
Loan Review Officer

TRUST DEPARTMENT

Mary Guthrie
Senior Vice President /
Senior Trust Officer

David Rumsey
Vice President /
Senior Investment Officer

Jean Winans
Vice President /
Senior Trust Officer

Susan White
Vice President /
Trust Officer

INVESTMENTS

Melissa Barlow
Vice President/
Senior Investment Officer

Jared Hoffmaster
Investment Sales Officer

RETAIL BANKING SERVICES

Sally Cotton
First Vice President /
Senior Branch Administration Officer

ATHENS BRANCH

Marcia Carman
Branch Manager

BATTLE CREEK BRANCH

Claudia Murch
Assistant Vice President /
Branch Manager

CAMDEN BRANCH

Lori Neill
Branch Supervisor*

COLDWATER MAIN &
EAST CHICAGO BRANCHES

Veronica Hannah
Assistant Vice President /
Branch Manager

CASSOPOLIS BRANCH

Janet Nosich
Branch Manager

CENTREVILLE BRANCH

Paul Harker
Branch Manager

CONSTANTINE BRANCH

Lorraine Fifer
Branch Manager

HILLSDALE BRANCH

Ann Marie Bentley
Assistant Vice President/
Regional Branch Manager

MARSHALL BRANCH

Annette Campau
Assistant Vice President /
Community Bank Officer

MENDON BRANCH

Doreen Tobin
Assistant Vice President /
Regional Branch Manager

NORTH ADAMS BRANCH

Leonce Towers
Branch Supervisor*

TEKONSHA BRANCH

Dawn Copas
Branch Manager

THREE RIVERS MAIN BRANCH

Sharon Bachinski
Assistant Vice President /
Regional Branch Manager

THREE RIVERS WESTLAND
BRANCH

Lynette Lorenz
Branch Manager

UNION CITY BRANCH

Ken Brooks
Vice President /
Regional Branch Manager

ACCOUNTING

Sara Herrmann
Vice President / Finance

INFORMATION SYSTEMS

Jeff Kiersey
First Vice President /
Network and Systems Manager

Matt Siefken
Network and Systems Officer

OPERATIONS

Kelli Talbot
First Vice President Operations

Christine Hagaman
Vice President /
Compliance Officer

Paul Mahle
Assistant Vice President/
Senior Data Processing Officer

Vikki Kline
Information Systems Officer

Jamie Tobalske
Electronic Services Officer

MARKETING

Patty Parker
Vice President

*Non Officer Position

Southern Michigan Bancorp, Inc. Annual Report   11

Shareholder Information

Annual Meeting

The annual meeting of Southern Michigan Bancorp, Inc. will be held on May 13, 2010 at 4:00 p.m. at the Dearth Community
Center on the Branch County Fairgrounds in Coldwater, Michigan.

Market Information

The Trust Department of Southern Michigan Bank & Trust acts as the transfer and dividend paying agent for the Company's stock.
For information concerning the Company's stock, call the Trust
Department at (517) 279-5503 or (800) 379-7628.

Market Makers

Boenning & Scattergood
Powell, Ohio
(866) 326-8113

Howe Barnes Investments, Inc.
Chicago, Illinois
(312) 655-2954 or
(800) 800-4693

Stifel, Nicolaus & Company, Inc.
Grand Rapids, Michigan
(800) 676-0477

Hilliard Lyons, Inc.
Coldwater, Michigan
(517) 278-4333 or
(800) 211-5257

Robert Baird & Company
Grand Rapids, Michigan
(616) 459-4491 or
(800) 888-6200

12  Southern Michigan Bancorp, Inc. Annual Report